Exhibit 16.1

July 22, 2019

Securities and Exchange Commission

450 5th Street NW

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of First Foundation Inc., included under Item 4.01 of Form 8-K, with respect to the resignation of Vavrinek, Trine, Day & Co. LLP as the registered independent accounting firm of First Foundation Inc. that occurred on July 22, 2019.  We agree with the statements made in response to that Item insofar as they relate to our firm.

/S/ Vavrinek, Trine, Day & Co. LLP

3130 Crow Canyon Place, Suite 300, San Ramon, CA 94583    www.vtdcpa.com